UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AquaBounty Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT

TO

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 17, 2022

The date of this Supplement is May 16, 2022

On April 14, 2022, AquaBounty Technologies, Inc. (the “Company”) filed a proxy statement (the “Proxy Statement”) for its 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), to be held on May 17, 2022, at 8:30 a.m. Eastern Time. The 2022 Annual Meeting will be held entirely online due to the continuing public health impact of the coronavirus (COVID-19) outbreak and to support the health and well-being of the Company’s partners, employees, and stockholders.

The Proxy Statement includes a proposal to amend the Company’s Third Amended and Restated Certificate of Incorporation, as amended (the “Charter”), to increase the number of authorized shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) from 80,000,000 to 200,000,000.

On April 26, 2022, Institutional Shareholder Services Inc. (“ISS”) published a proxy analysis and vote recommendation for the 2022 Annual Meeting. The proposal to increase the Company’s authorized Common Stock received an unfavorable recommendation from ISS because ISS believes the proposed increase in the number of authorized shares of Common Stock is excessive and there is no specific risk of non-approval. After consideration of the recommendation by ISS, the Board of Directors of the Company unanimously approved, subject to stockholder approval, an amendment to the Charter (“Amendment”).

The Amendment would increase the authorized Common Stock from 80,000,000 shares to 150,000,000 shares. There would be no change in the number of authorized shares of preferred stock. The purpose of the Amendment is to give the Company the ability to raise capital necessary to continue and grow its operations. The full text of the Amendment, is attached hereto as Appendix A. As of the record date for the 2022 Annual Meeting, there were 71,109,701 shares of the Common Stock issued and outstanding.

Any vote “FOR,” “AGAINST” or “ABSTAIN” a proposal as described in the Proxy Statement using the proxy materials previously furnished by the Company (or a beneficial owner’s broker, bank, or other nominee) will continue to be counted as a vote “FOR” or “AGAINST” the proposal. If any stockholder has already returned his, her or its properly executed proxy card or voted via the internet or by telephone and would like to change his, her or its vote on any matter, such stockholder may revoke his, her or its proxy before it is voted at the 2022 Annual Meeting by submitting a later dated proxy card, by casting a subsequent vote via the Internet, or as otherwise described in the Proxy Statement.

YOUR VOTE IS VERY IMPORTANT. If you need assistance voting your shares, please call Georgeson LLC for assistance at +1-800-457-0759.

This Supplement to the Proxy Statement is being released on or about May 16, 2022, and should be read in conjunction with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

Appendix A

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AQUABOUNTY TECHNOLOGIES, INC.

AquaBounty Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That, at a meeting of the Board of Directors of the Corporation on March 1, 2022, and as reaffirmed via unanimous written consent on May 15, 2022, a resolution was duly adopted setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended, in the form set forth below (the “Amendment”), declaring the Amendment to be advisable and calling for consideration of said proposed Amendment by the stockholders of the Corporation.

“RESOLVED, that, having determined that an increase in the Corporation’s authorized Common Stock to 150,000,000 shares is in the best interest of the Corporation and its stockholders, subject to the consideration and approval of the Corporation’s stockholders, Article 4 of the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended, be, and it hereby is, amended to replace subsection (a) thereof in its entirety with the following:

4. (a) The Corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The Corporation is authorized to issue 150,000,000 shares of Common Stock, with a par value of $0.001 per share, and 5,000,000 shares of Preferred Stock, with a par value of $0.01 per share.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware on [__], 2022, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation to be signed this day of                 , 2022.

AquaBounty Technologies, Inc.

BY:
Authorized Officer
Title: President and Chief Executive Officer
Name: Sylvia Wulf